                      CAPITAL GAMING INTERNATIONAL, INC.
                                  EXHIBIT 12
         SCHEDULE OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (ROUNDED)




                                           Reorganized Company               |             Predecessor Company
                                -------------------------------------------  |  ------------------------------------------
                                               May 29, 1997     July 1, 1996 |
                                  Year ended      through         through    |                          Year Ended June 30,
                                June 30, 1998  June 30, 1997    May 28, 1997 |       1996              1995             1994
                                -------------  -------------    ------------ |       ----              ----             ----
                                                                             |
Consolidated Pre-Tax [Loss]                                                  |
 Income From Operations        $ (7,154,000)  $ (1,351,000)   $  44,411,000  |  $ (3,718,000)    $   (116,876,000)  $ (24,168,000)
Fixed Charges                     2,885,000        251,000        8,394,000  |    21,846,000           20,388,000       7,838,000
                               ------------   ------------    -------------  |  ------------     ----------------   -------------
    Earnings For Computation   $ (4,269,000)  $ (1,100,000)   $  52,805,000  |  $ 18,128,000     $    (96,488,000)  $ (16,330,000)
                               ============   ============    =============  |  ============     ================   =============
                                                                             |
Interest Expense               $  2,885,000   $    251,000    $  7,842,000   |  $ 19,062,000     $     18,225,000   $   7,024,000(1)
Capitalized Interest                     --             --              --   |            --            1,474,000         234,000
Deferred Financing Cost                  --             --         552,000   |     2,784,000            2,115,000         777,000
Interest Portion                                                             |
 Of Rent Expense                         --             --              --   |            --               48,000          37,000
                               ------------   ------------    -------------  |  ------------     ----------------   -------------
Fixed Charges                  $  2,885,000   $    251,000    $  8,394,000   |  $ 21,846,000     $     21,862,000   $   8,072,000
                               ============   ============    ============   |  ============     ================   =============
                                                                             |
Ratio of Earnings to Fixed                                                   |
Charges                                  --             --            6.29   |            --                   --              --
                               ============   ============    ============   |  ============     ================   =============
                                                                             |
Deficiency of Earnings         $  7,154,000   $  1,351,000    $         --   |  $  3,718,000     $    118,350,000   $  24,402,000
                               ============   ============    ============   |  ============     ================   =============


(1) Does not include a one time charge of $4,000,000 which was recognized as interest expense as consideration for the termination of the company's obligation to issue warrants to purchase 1,250,000 shares of the company's stock.